Attachment for Sub-Item 77C:  Matters submitted to a vote of security holders

At a Special Meeting of the Shareholders of Eclipse Funds (the "Trust") held on December 5, 2000, the Shareholders of the Trust voted on the following three proposals: (1) To approve or disapprove a new Investment Advisory Agreement between the Trust, on behalf of each of its Series, and New York Life Investment Management LLC ("NYLIM LLC"), a subsidiary of New York Life Insurance Company;
(2) To consider the election of four Trustees (namely, Stephen C. Roussin, Lawrence Glacken, Robert P. Mulhearn and Susan B. Kerley) to become the new full Board of Trustees (replacing all former Trustees); and (3) To ratify or reject the selection of PricewaterhouseCoopers LLP as independent auditors for the Funds for the fiscal year ending December 31, 2000. The results of the Shareholder vote by proposal for each of the four series of the Trust are as follows:

Proposal (1) - Approval of New Investment Advisory Agreement with NYLIM LLC

Fund                                    Affirmative Votes        Negative Votes

Small Cap Value Fund                         9,559,726                112,022
Balanced Fund                                2,845,495                 11,575
Ultra Short Term Income Fund                   615,024                    487
Mid-Cap Value Fund                           3,739,850                 23,873

Proposal (2) - Election of Four New Trustees

Fund                                    Affirmative Votes        Votes Withheld

[TRUSTEE: Stephen C. Roussin]

Small Cap Value Fund                         9,673,682                85,314
Balanced Fund                                2,849,714                10,143
Ultra Short Term Income Fund                   614,382                 2,393
Mid-Cap Value Fund                           3,743,177                22,785

[TRUSTEE: Robert P. Mulhearn]

Small Cap Value Fund                         9,678,120                80,876
Balanced Fund                                2,849,929                 9,928
Ultra Short Term Income Fund                   614,382                 2,393
Mid-Cap Value Fund                           3,743,177                22,785


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Fund                                   Affirmative Votes        Votes Withheld

[TRUSTEE: Lawrence Glacken]

Small Cap Value Fund                         9,670,589               88,407
Balanced Fund                                2,849,929                9,928
Ultra Short Term Income Fund                   614,136                2,639
Mid-Cap Value Fund                           3,742,720               23,242

[TRUSTEE: Susan B. Kerley]

Small Cap Value Fund                         9,674,326               84,670
Balanced Fund                                2,849,798               10,059
Ultra Short Term Income Fund                   614,382                2,393
Mid-Cap Value Fund                           3,742,973               22,989

Proposal (3)-Ratification of PricewaterhouseCoopers LLP as independent auditors

Fund                                  Affirmative Votes          Negative Votes

Small Cap Value Fund                         9,653,006               33,623
Balanced Fund                                2,851,764                6,513
Ultra Short Term Income Fund                   616,289                  370
Mid-Cap Value Fund                           3,764,050                  204